(embrex logo appears here)
                                     August 8, 1996


Dr. Rick Ryan
440 Coronado
Ballwin, MO

Dear Rick:

  It is our pleasure to formally welcome you to the Embrex family, effective on August 26, 1996. Your starting compensation will be at the rate of $10,833.33 per month.

  Upon commencing employment at EMBREX, you will be entitled to receive an Incentive Stock Option for 30,000 shares of EMBREX Common Stock at an option price per share at fair market value on date of grant. These options will vest equally over four years from the date of grant. This stock option is subject to the approval and grant by the Compensation Committee of the EMBREX Board of Directors at their next scheduled meeting.

  Enclosed is an advance orientation package. You may want to peruse the information and complete the enclosed forms prior to your orientation, which is scheduled for 9:00 a.m. on August 26, 1996. For your orientation, you will need your authorization to work in the U.S. (driver's license and social security card or passport), the full names, birth dates, and social security numbers of any dependents, and a clean copy of your current resume. You should also bring a copy of your current optical prescription if you want prescription safety glasses.

  We are offering a 2-year extended relocation package, which includes reimbursing you or a third party for closing costs associated with the sale of your home in Missouri and the purchase of a home in the Raleigh area (exclusive of discount points, prepaids, association dues, memberships and other personal expenses), transportation of household goods, two 7-day house hunting trips for you and your family, temporary living expenses not to exceed 30 days and a travel allowance, not to exceed $15,000 over the 2-year period. The $15,000 allowance will be treated as taxable wages; it and the tax gross-up will be posted to your W-2. In addition, you are entitled to a fully-taxable $2,000 incidental allowance, which you may use in any way you please.

  Please sign both copies of this letter, retain one for your personal files and return one to the Company for our records.

  We are pleased to have you aboard and look forward to working with you.

                                                 Sincerely yours,


                                                 /s/ Randall L. Marcuson
                                                 Randall L. Marcuson
                                                 President and CEO

Agreed and accepted:

_______________________________   ____________________
                                         Date



_______________________________________________________________________________
Mail: P.O. Box 13989, Research Triangle Park, NC 27709-3989   Ph:(919) 941-5185
Ship: 1035 Swabia Court, Durham, NC 27703                    Fax:(919) 941-5186

      Embrex is an Equal Employment Opportunity/Affirmative Action Employer

                              (Embrex logo appears here)

                                  GENERAL PROVISIONS
                                          TO
                                 EMPLOYMENT AGREEMENT
                                        BETWEEN
                                     EMBREX, INC.
                                          AND

                                     Rick L. Ryan
                              PERSONAL AND CONFIDENTIAL

1. EMPLOYMENT

  EMBREX hereby employs Employee and Employee accepts such employment and agrees to perform for EMBREX the duties described herein, faithfully and to the best of his/her ability.

2. TERM OF EMPLOYMENT

  Employee's employment hereunder shall commence on the date noted on the cover letter and shall continue at the pleasure of the Company. A probationary period of 180 days shall be observed, so long as Employee is performing at a satisfactory level. At the conclusion of probationary period, Employee shall be given a performance evaluation.

3. DUTIES

  Employee agrees to devote full time and attention to the business and affairs of EMBREX, to use his/her best efforts to promote the interest of EMBREX, to hold such offices in EMBREX to which elected or appointed, and to perform such tasks, commensurate with the position, as are assigned by the or other designated individuals.

4. COMPENSATION

  4.1 EMBREX will pay Employee, for services rendered hereunder, a salary separately agreed to, payable in equal monthly installments. The Company will review this base salary on an annual bases and will determine in its sole discretion whether to provide a merit increase to the base salary.

  4.2 The parties hereto agree that Employee shall be entitled to participate in all retirement, profit-sharing, compensation, insurance or other benefit plans generally available EMBREX employees which are presently in affect or which may be established during the term hereof.

  4.3 The terms and conditions of employment (salary, equity and/or other forms of compensation) are strictly a personal matter between Employee and the Company and will be shared only with Employee's supervisors having salary administration responsibility.

5. EXPENSES

  Upon commencement of employment, Employee will be reimbursed by EMBREX for all approved expenses which are reasonably incurred thereafter during the performance of duties in furtherance of or in connection with the business of EMBREX or its subsidiaries.



_______________________________________________________________________________
Mail: P.O. Box 13989, Research Triangle Park, NC 27709-3989   Ph:(919) 941-5185
Ship: 1035 Swabia Court, Durham, NC 27703                    Fax:(919) 941-5186

      Embrex is an Equal Employment Opportunity/Affirmative Action Employer

                                GENERAL PROVISIONS
                             PERSONAL AND CONFIDENTIAL


6. FAMILY AND MEDICAL LEAVE

  Employee shall be entitled to the benefits provided by the Family and Medical Leave Act of 1993, as amended (the "Act"), upon completing one year of service as a regular, full-time employee. During any period in which Employee does not qualify as an eligible employee or Employee exceeds the period of leave authorized in the Act, EMBREX may, if it so elects, declare the Employee's employment terminated on thirty (30) days notice given in accordance with the provisions hereof.

7. EMPLOYEE NOT TO WORK FOR OTHERS

  7.1 During the term of this Agreement, Employee agrees work for other business firm, whether competitive with EMBREX or not, without written consent of the ranking Administrative officer.

  7.2 Upon termination of Employee's employment, until the second anniversary of the date of such termination, Employee agrees that, regardless of the date or cause of termination of employment or whether the termination shall be with or without cause, (s)he will not, directly or indirectly, either as principal, agent, officer, director, employee, or in any similar capacity, engage in or perform consulting or any other services for, or have a financial interest in, or own of record or beneficially five percent (5%) or more of any class of equity security (or any class of securities convertible to an equity security), in an entity which competes with any actual or planned product or service of Embrex or is engaged in a research and/or development program intended to result in a product or service competitive with an equal or planned product or service of EMBREX.

8. TECHNIQUES, DISCOVERIES, AND INVENTIONS

  8.1 Employee agrees that any and all sales of manufacturing techniques, inventions, discoveries or improvements in the products or processes or the merchandising thereof, of EMBREX, which Employee may create, devise, make, discover, introduce, or invent while employed by EMBREX shall belong to and be the sole property of EMBREX. Employee agrees promptly and fully to disclose the same to EMBREX.

  8.2 It is recognized between EMBREX and Employees that EMBREX has acquired and developed, and will continue to develop formulas, techniques, plans, processes, procedures, devices and materials, and lists of customers and their particular requirements which may pertain to many and varied products and equipment, which are secret and confidential in character and are, and will continue to be, of great and unique value to it, which are now and will continue to be, used in its business (hereinafter referred to as "secret information"). Much of such secret information existing on the date hereof is known to Employee, by reason of his/her position, and future secret information on EMBREX will be disclosed to Employee, as required for proper performance of duties hereunder and other duties as (s)he may have to EMBREX.

  8.3 Employee agrees that all such secret information heretofore or hereafter received will be kept and maintained as confidential and in complete secrecy, and Employee shall not disclose at any time, either orally or in writing, or otherwise, in any manner, directly or indirectly, any knowledge or information Employee has acquired or any trade secret relating to EMBREX or its subsidiaries, with the exception of disclosure of such information: (i) to employees of EMBREX who have a need to know it to properly carry out their duties on behalf of EMBREX and (ii) in the ordinary course of EMBREX business to customers, suppliers, subcontractors and parties similarly situated.

  8.4 Employee agrees that, while an employee of EMBREX and for two years thereafter, at least fifteen days before release of publication of any scientific paper or contributions to periodicals dealing

                                GENERAL PROVISIONS
                             PERSONAL AND CONFIDENTIAL


with or making reference to a subject of interest to EMBREX, Employee will make available to EMBREX a copy of what is to be published.

9. DELIVERY OF DATA

  Employee agrees to deliver to EMBREX promptly at the termination of employment or at any other time EMBREX may request, all memoranda, notes, records, sketches, plans, or other documents which are in Employee's possession or under his/her control concerning costs, uses, application or purchases of products made for or by EMBREX ( or any subsidiary, affiliate, or licensee of EMBREX) or any product, process, formula, or manufacturing method uses, developed, produced, or investigated by EMBREX (or any subsidiary, affiliate or licensee of EMBREX), during his/her employment hereunder.

10. INJUNCTIVE RELIEF

  Employee agrees that the remedy at law for any breach of the provisions of paragraphs 7, 8, and/or 9 of this Agreement will be inadequate and that EMBREX shall be entitled to injunctive relief in addition to any other remedy they might have as so ordered by a Court.

11. SEVERABILITY

  The provisions of paragraphs 7, 8, 9, and 10 are severable, and in the event any portion or portions thereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions.

12. TERMINATION AND LIQUIDATED DAMAGES

  If EMBREX shall terminate the employment of Employee without cause or because of death, then EMBREX shall be liable to Employee for salary payable pursuant to 4.1 for one month. No sums shall be due pursuant to any other portion of 4 in the event of termination. The parties agree that this sum is a reasonable approximation of the actual damages which they presently anticipate would result from a termination of Employee's employment, and further agree that this clause is inserted herein not as a penalty but for the sole purpose of avoiding the difficulty of proof of the actual damages.

13. NOTICES

  All notices, requests, demands, and other communication hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified or registered mail, return receipt requested, to the respective parties at their addresses appearing above or their last known addresses.

14. ASSIGNMENT

  The Agreement shall not be assignable by either party except pursuant to a merger, consolidation or other reorganization of EMBREX.

15. SUCCESSORS IN INTEREST

  This Agreement shall be binding on the parties hereto, their heirs, executors, administrators, successors (whether by merger, consolidation, or otherwise), and assigns. The parties hereby agree for themselves, their heirs, executors, administrators, successors, and assigns, to execute any instruments and to perform any acts which may be necessary or proper to carry out the purposes of the Agreement.

                                GENERAL PROVISIONS
                             PERSONAL AND CONFIDENTIAL


but the failure to execute such instruments will not affect the rights of any party hereto or the obligations of any estate, as provided in this Agreement.

16. LAW OF THE AGREEMENT

  This Agreement shall be subject to and governed by the laws of the State of North Carolina. The provisions of this Agreement are severable, and in the event any portion or portions hereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions. If any court or other competent authority shall hold a portion of this Agreement invalid, unless modified in a manner described by the court or competent authority, that portion shall be deemed modified accordingly.

                        AMENDMENT TO EMPLOYMENT AGREEMENT


  This Amendment to Employment Agreement is made and entered into by Embrex, Inc., a North Carolina corporation, ("Employer") and Rick L. Ryan ("Employee"). Employer and Employee may be collectively referred to as "the parties".

  WHEREAS, the parties entered into an Employment Agreement dated 8/26/96 (the "Agreement");

  WHEREAS, Employee continues to be employed by Employer; and

  WHEREAS, the parties both desire to amend the prior Employment Agreement as set forth below.

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend their prior Agreement as follows:

  The Agreement is hereby amended by deleting Paragraph 12, Termination and Liquidated Damages and inserting in lieu thereof the following:

  12. Severance. If Employer terminates Employee's employment under this Agreement without cause, then Employee shall be entitled to receive from Employer an amount equal to 12 months of Employee's then current salary, payable in 12 equal monthly installments, without interest, commencing one month after termination.

  IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement this the 26th day of August, 1996.


                                              /s/ Rick Ryan
                                              Employee

                                              EMBREX, INC.


                                              By:  /s/ Randall L. Marcuson

N:\4327.1\AMENDEMP